Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report, dated February 26, 2009, on the financials statements and financial highlights of The Needham Funds, Inc. (comprising the Needham Growth Fund, the Needham Aggressive Growth Fund, and the Needham Small Cap Growth Fund) in Post-Effective Amendment Number 19 to the Registration Statement (Form N-1A, No. 33-98310), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, Ohio

April 24, 2009